Exhibit 99.1

BGC Partners Reports Third Quarter 2015 Financial Results

The Company Generated Record Quarterly Revenues and Post-tax Distributable Earnings

Declared Quarterly Dividend of 14 Cents

Tripled Amount Available Under Stock Repurchase Program to $300 million

BGC’s Results Consolidate those of GFI Group

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - October 28, 2015 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company,”) a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended September 30, 2015. Unless otherwise stated, the financial results and other metrics for the Company’s majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI,”) a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, are consolidated with those of BGC for all periods from March 2, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	3Q15	3Q14	Change
Revenues for distributable earnings[1]	$700.9	$449.8	55.8%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	88.1	65.8	33.9%
Post-tax distributable earnings	72.9	56.0	30.2%
Adjusted EBITDA[2]	168.0	107.7	55.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	685.3	436.2	57.1%
GAAP income from operations before income taxes and noncontrolling interest in subsidiaries	83.3	29.9	178.3%
GAAP net income for fully diluted shares	58.5	10.7	444.6%

Per Share Results	3Q15	3Q14	Change
Pre-tax distributable earnings per share	$0.23	$0.19	21.1%
Post-tax distributable earnings per share	0.19	0.17	11.8%
GAAP net income per fully diluted share	0.15	0.03	400.0%
Dividends declared per share of common stock	0.14	0.12	16.7%

Management Comments

“BGC’s third quarter post-tax distributable earnings grew by more than 30 percent year-over-year to $72.9 million, while our revenues increased by approximately 56 percent to $700.9 million,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This marks our fifth consecutive quarter of record profits, and the fourth quarter in a row of highest-ever revenues. This strong performance was driven by the addition of GFI, the ongoing success of Newmark Grubb Knight Frank,3 our Real Estate Services company, and the continued strong double-digit percentage growth of our high margin fully electronic

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings,” for a complete and updated definition of these non-GAAP terms and how, when, and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[3]	“NGKF” and the Company’s Real Estate Services segment are used interchangeably with “Newmark Grubb Knight Frank.”

FENICS4 business. These e-businesses increased their revenues by more than 142 percent and their pre-tax distributable earnings by over 82 percent. BGC’s record results came despite the stronger U.S. dollar reducing our Financial Services revenues by more than $24 million during the third quarter of 2015.

“Our integration of GFI is progressing well. We remain on target to reduce our Financial Services expense run rate by at least $50 million a year by the first quarter of 2016, and we continue to expect at least $40 million in further annualized cost savings by the first quarter of 2017, for a total of at least $90 million in annual savings.5 We still plan to complete a full merger of BGC and GFI by the end of January, 2016.

“We are near the end of the sales process for Trayport, and anticipate completing the transaction before the end of 2015. Numerous serious potential buyers have participated in the process, and we expect the final purchase price to reflect Trayport’s growth, high margins, leading technology, and strategic importance in the global energy and commodities markets. We plan to exclude the gain on the sale of Trayport from distributable earnings.

“BGC’s Adjusted EBITDA increased by 55.9 percent year-on-year during the third quarter to $168.0 million. We expect our Adjusted EBITDA and distributable earnings to improve further as we increase the profitability of GFI, continue to grow revenues from our highly profitable FENICS products, and benefit from the strength of NGKF.

“I am happy to report that our board declared a 14 cent qualified dividend for the third quarter, which is consistent with our first and second quarters, but represents an increase of 16.7 percent year-over-year. At yesterday’s closing stock price, this translates into a 6.7 percent annualized yield. The board also more than tripled the amount available under the stock repurchase program, which means that the Company can now repurchase up to $300 million of BGC stock.”

Mr. Lutnick concluded: “We believe that BGC’s assets and businesses are independently worth significantly more than what is reflected in our current stock price. Based on recent equity market and M&A multiples, we think that the market is undervaluing both NGFK and FENICS. We also believe that the market has yet to properly value the more than $700 million in additional Nasdaq stock we anticipate receiving over time or our expected proceeds from the Trayport sale, neither of which are reflected on our balance sheet. Although no decisions have been made, we are considering a number of options designed to unlock substantial amounts of shareholder value.”

Shaun D. Lynn, President of BGC, said: “Our overall Financial Services revenues improved by nearly 60 percent year-over-year, driven by the acquisitions of GFI and R.P. Martin, as well as by organic growth from our desks in foreign exchange, energy, and commodities. Our pre-tax distributable earnings increased by over 32 percent in Financial Services, driven by higher overall revenue and by the ongoing strength of our fully electronic businesses. Once we complete the integration of GFI, we expect to lower Financial Services expenses by a total of at least $90 million per year, dramatically improving the segment’s profitability.

[4]	For the purposes of this document, all of the Company’s fully electronic businesses are referred to as “FENICS” or “e-businesses.” These offerings include Financial Services segment fully electronic brokerage products, as well as offerings in market data and software solutions across both BGC and GFI. FENICS results do not include the results of Trayport, which are reported separately.
[5]	This $90 million figure excludes expenses related to GFI’s Trayport business, and excludes the impact of any acquisitions or net increase in headcount due to hires made or completed after the first quarter of 2015.

“FENICS increased its quarterly top line by over 142 percent to $60.7 million, while its pre-tax distributable earnings grew by more than 82 percent to $25.3 million, both compared with last year. The strong performance of our e-businesses was aided by the addition of GFI as well as double-digit organic revenue growth. The quarterly pre-tax distributable earnings for FENICS are now actually larger than the quarterly revenues of eSpeed,6 which we sold in the second quarter of 2013 for over $1.2 billion. FENICS continued to have strong momentum in the fourth quarter, as revenues for these high margin offerings more than doubled year-on-year for the first 17 trading days of October, 2015.”

Mr. Lynn concluded: “As regulations and capital requirements drive our largest clients to increasingly automate their trading, and as we have additional success in attracting new customers to our platforms, we believe that the multi-year trend of our high margin fully electronic products having double-digit percentage growth will continue for the foreseeable future. With approximately $1.5 billion in annualized voice/hybrid Financial Services brokerage revenues between BGC and GFI, we have considerable raw material with which to drive further business through our FENICS platform.”

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF once again had a very strong quarter, as our pre-tax distributable earnings grew by over 78 percent, while revenues for distributable earnings increased by almost 54 percent. This significant improvement included an approximately 184 percent increase in revenues from our higher margin real estate capital markets business and 32 percent growth from leasing and other services. Our impressive outperformance was driven in part by the additions of Cornish & Carey, ARA, Computerized Facility Integration, and Excess Space. In addition, our Real Estate Services business generated strong double-digit organic growth as we continued to add talented producers, won new business, and were aided by strong commercial real estate market fundamentals.

“NGKF’s distributable earnings revenues have grown at a compounded annual rate of approximately 32 percent over the last 8 quarters. Based on our quarter-to-date results and strong pipeline of business, we expect our growth to accelerate from this industry-leading pace for calendar year 2015. We expect NGKF to increase its full year revenues for distributable earnings by at least 38 percent to $1 billion, compared with $725 million in 2014. This growth would easily outpace the analysts’ projections for the top-line growth of our publicly traded peers.”7

Dividend Declaration and Repurchase Authorization

On October 27, 2015, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on December 4, 2015 to Class A and Class B common stockholders of record as of November 20, 2015. The ex-dividend date will be November 18, 2015. The Board also authorized an increase of $203.5 million in the amount available under BGC’s stock repurchase program, bringing the total to $300 million.8

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the third quarter of 2015 with the year-earlier period. Certain numbers in the tables throughout this document

[6]	eSpeed generated $48.6 million in revenues and $28.5 million in pre-tax profits for BGC in 1H2013.
[7]	NGKF’s public peers are: CBRE Group, Inc., Jones Lang LaSalle Incorporated, Colliers International Group Inc., Savills plc, Marcus & Millichap, Inc., and HFF, Inc.; estimates are derived from Bloomberg consensus estimates for total revenue growth for each of these companies in FY 2015 as of October 20, 2015.
[8]	The program includes the repurchase of common shares and/or the redemption of units.

may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues (USD millions)	3Q15	3Q14	Change
Brokerage revenues for distributable earnings	$596.3	$385.2	54.8%
Total distributable earnings revenues	700.9	449.8	55.8%
GAAP brokerage revenues	595.1	382.8	55.5%
GAAP total revenues	685.3	436.2	57.1%

Financial Services Results9

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. The increase in revenues was driven primarily by the additions of GFI and R.P. Martin. Quarterly revenues for Financial Services would have been more than $24 million greater but for the strengthening of the U.S. dollar relative to other major currencies compared with a year earlier.

The segment’s pre-tax margin under GAAP was higher than for distributable earnings because the entire Nasdaq share earn-out and related-mark-to-market movements and/or hedging were recognized in the third quarters of 2015 and 2014 under GAAP, but were or will be recognized over four quarters for distributable earnings. The year-on-year decline in Financial Services pre-tax margins under both GAAP and distributable earnings was due primarily to the inclusion of GFI, which had significantly lower margins. As the $90 million in annualized cost synergies are realized, the Company expects segment margins to expand dramatically from their current levels, all else being equal.

Financial Services Results for Distributable Earnings (USD millions)	3Q15	3Q14	Change
Rates revenues	$113.3	$93.5	21.1%
Foreign exchange revenues	83.7	56.2	48.9%
Credit revenues	68.1	53.5	27.1%
Energy and commodities revenues	54.8	13.8	297.4%
Equities and other asset classes revenues	50.4	29.6	70.2%

Total brokerage revenues for both distributable earnings and GAAP	370.3	246.7	50.1%
Market data and software solutions, excluding Trayport, net of intra-company eliminations; interest; and other revenue (including Nasdaq earn-out)[10] for distributable earnings	28.5	14.5	95.7%
Trayport revenues, net of intra-company eliminations	18.9	—	NMF

Total revenues for distributable earnings	417.7	261.3	59.9%
Pre-tax distributable earnings	72.8	55.1	32.1%
Pre-tax distributable earnings as a percent of revenues	17.4%	21.1%

Trayport is run as a separate and distinct business, which BGC expects to sell by the end of 2015. As a result, Trayport’s revenues, net of intra-company eliminations, are shown separately in the above and below tables, while its results are excluded from those of BGC’s fully electronic businesses and from the Company’s calculation of revenue per front office employee elsewhere in this document.

[9]	See the tables later in this document with “Segment Results” in the titles for more information on BGC’s results by segment.
[10]	In the third quarter of 2015, this line item included market data and software solutions revenues, net of intra-company eliminations and excluding Trayport, of $10.2 million, as well as revenues related to the Nasdaq earn-out of $14.3 million. A year earlier, these figures were $2.4 million and $11.5 million, respectively.

Financial Services Results for GAAP (USD millions)	3Q15	3Q14	Change
Total brokerage revenues for both distributable earnings and GAAP	$370.3	$246.7	50.1%
Market data and software solutions, excluding Trayport, net of intra-company eliminations; interest; and other revenue under GAAP	14.1	3.4	309.6%
Trayport revenues, net of intra-company eliminations	18.9	—	NMF

GAAP total revenues	403.4	250.2	61.2%
GAAP other income (loss), net (including Nasdaq earn-out)	57.4	45.9	25.0%
GAAP income from operations before taxes	115.9	89.9	28.9%
GAAP income from operations before taxes as a percent of revenues	28.7%	35.9%

In the table below, results for FENICS are broken out from the above Financial Services results. The intra-company revenues shown are eliminated upon consolidation. As the integration of GFI continues, the Company expects the profitability of its fully electronic businesses to improve.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	3Q15	3Q14	Change
Fully electronic brokerage revenues	$37.9	$22.7	67.1%
Market data and software solutions revenues, net of intra-company eliminations	10.2	2.4	331.1%
Intra-company revenues	12.6	—	NMF
Total FENICS revenues	60.7	25.1	142.2%

Pre-tax distributable earnings from FENICS	25.3	13.9	82.1%
Pre-tax distributable earnings from FENICS as a percent of fully electronic revenues	41.6%	55.4%

Real Estate Services Results

The acquisitions of ARA and Cornish & Carey contributed to the dramatic growth of NGKF’s real estate capital markets revenues. Cornish & Carey and Excess Space added to the Company’s leasing and other services business. Revenues from Computerized Facility Integration were recorded as part of management services.

Real Estate Services Results for Distributable Earnings (USD millions)	3Q15	3Q14	Change
Leasing and other services revenues for distributable earnings	$144.9	$109.9	31.8%
Real estate capital markets revenues for distributable earnings	81.1	28.6	183.8%

Total real estate brokerage for distributable earnings	226.0	138.5	63.2%
Management services and other revenues for distributable earnings	49.2	40.6	21.2%

Total revenues for distributable earnings	275.2	179.1	53.6%
Pre-tax distributable earnings	42.5	23.9	78.2%
Pre-tax distributable earnings as a percent of revenues	15.5%	13.3%

Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Real Estate Services Results for GAAP (USD millions)	3Q15	3Q14	Change
GAAP leasing and other services revenues	$143.7	$107.4	33.7%
GAAP real estate capital markets revenues	81.1	28.6	183.8%

Total GAAP real estate brokerage revenues	224.8	136.0	65.2%
GAAP management services and other revenues	49.2	40.6	21.2%

Total GAAP revenues	274.0	176.7	55.1%
GAAP income from operations before taxes	40.8	16.7	143.7%
GAAP income from operations before taxes as a percent of revenues	14.9%	9.5%

See the tables towards the end of this document titled “Segment Disclosure” for additional information, including on Corporate Items.

Consolidated Expenses

Overall expenses for distributable earnings increased as a percent of revenues, which primarily reflected the impact of GFI and other acquisitions across a number of line items. The Company expects overall expenses to decline as a percentage of revenues, all else equal, as it achieves its target of $90 million in annualized expense reductions.

Consolidated Expenses (USD millions)	3Q15	3Q14	Change
Compensation and employee benefits for distributable earnings	$437.9	$271.8	61.1%
Non-compensation expenses for distributable earnings	174.9	112.2	55.9%

Total expenses for distributable earnings	612.8	384.0	59.6%
Compensation and employee benefits under GAAP	437.1	270.6	61.5%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	50.7	52.5	(3.5)%
Non-compensation expenses under GAAP	177.7	126.4	40.6%

Total expenses under GAAP	665.5	449.5	48.0%
Compensation and employee benefits as a percent of revenues for distributable earnings	62.5%	60.4%
Non-compensation expenses as a percent of distributable earnings revenues	24.9%	24.9%
Compensation and employee benefits as a percent of revenues under GAAP	63.8%	62.0%
Non-compensation expenses as a percent of GAAP revenues	25.9%	29.0%

BGC’s effective tax rate for distributable earnings was unchanged at 15 percent for the third quarter of 2015.

Consolidated Income and Share Count

With respect to BGC’s consolidated results, approximately 33 percent of GFI’s post-tax earnings were attributable to non-controlling interest in subsidiaries, while the remaining approximately 67 percent were attributable to BGC’s earnings to fully diluted shareholders.

Consolidated Income (USD millions except per share data)	3Q15	3Q14	Change
Pre-tax distributable earnings before non-controlling interest in subsidiaries and taxes	$88.1	$65.8	33.9%
Post-tax distributable earnings	72.9	56.0	30.2%
GAAP income from operations before income taxes	83.3	29.9	178.3%
GAAP net income for fully diluted shares	58.5	10.7	444.6%
Post-tax distributable earnings per fully diluted share	0.19	0.17	11.8%
GAAP net income per fully diluted share	0.15	0.03	400.0%

BGC had a fully diluted weighted-average share count of 394.0 million in the third quarter of 2015 for both distributable earnings and GAAP. A year earlier, the figures were 371.4 million for distributable earnings and 331.2 million under GAAP. The GAAP share count excluded certain share equivalents in order to avoid anti-dilution in the third quarters of 2015 and 2014.

The share count for both GAAP and distributable earnings increased year-on-year due primarily to issuances related to the acquisitions of Cornish & Carey, ARA, and Remate Lince; employee equity-based compensation; and front-office hires. This was partially offset by the redemption and/or repurchase of 4.9 million shares and/or units at a cost to BGC of $38.9 million, or $7.87 per share or unit over the trailing twelve months ended September 30, 2015.

As of September 30, 2015, the Company’s fully diluted share count was 395.0 million for distributable earnings, assuming conversion of BGC’s 4.5 percent Convertible Senior Notes into 16.3 million shares.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items.

As of September 30, 2015, the Company’s liquidity,11 which it defines as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes, was $513.9 million; notes payable and collateralized borrowings were $841.0 million; book value per common share was $2.10; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $1,036.5 million. In comparison, as of December 31, 2014, the Company’s liquidity was $825.5 million; notes payable, collateralized borrowings, and notes payable to related parties were $706.7 million; book value per common share was $1.83; and total capital was $641.4 million.

The Company’s balance sheet does not reflect the anticipated receipt of over $700 million worth of additional Nasdaq stock, because these shares are contingent upon Nasdaq generating at least $25 million in GAAP revenues annually. Nasdaq generated $3.5 billion in GAAP revenues during 2014.

The changes in BGC’s liquidity since year-end 2014 were primarily related to cash used to purchase a controlling interest in GFI; as well as to acquire ARA, Computerized Facility Integration and Excess Space.

[11]	The Company’s calculation for liquidity as of December 31, 2014, included the 17.1 million shares of GFIG that BGC and its affiliates owned at the time, although the Company and its affiliates did not and do not intend to sell these shares. Certain “Marketable securities” are excluded from liquidity in certain periods if they have been financed.

Front Office Statistics12

Revenue-Generating Headcount Data (period end)	3Q15	3Q14	Change
Financial Services	2,498	1,620	54%
NGKF	1,347	1,135	19%

Total	3,845	2,755	40%

Historically, BGC’s revenue per front office employee has generally fallen in the periods following a large acquisition. As the integration of GFI continues, and as more voice and hybrid revenue is converted to more profitable fully electronic trading, the Company expects Financial Services broker productivity to grow. NGKF’s productivity improved mainly due to the strong growth in Real Estate Capital Markets, which generally has higher revenue per broker and more pronounced seasonality compared with the rest of the business.

Revenue Per Broker/Salesperson (period average in thousands)	3Q15	3Q14	Change
Financial Services for distributable earnings	$153	$160	(4)%
NGKF for distributable earnings	$171	$143	20%

Total company for distributable earnings	$159	$153	4%
Financial Services under GAAP	$153	$160	(4)%
NGKF under GAAP	$170	$140	21%

Total company under GAAP	$159	$152	5%

Fourth Quarter 2015 Outlook Compared with Fourth Quarter 2014 Results

•	BGC anticipates distributable earnings revenues to increase by between approximately 33 percent and 41 percent and to be between $685 million to $725 million, compared with $515.5 million.

•	The Company’s outlook for revenues would have been approximately $16 million higher but for the strengthening of the U.S. dollar compared with a year earlier.

•	BGC expects pre-tax distributable earnings to increase by between approximately 17 percent and 38 percent and to be in the range of $85 million to $100 million, versus $72.6 million.

•	At the mid-point of its guidance, the Company would produce its fifth consecutive record quarter of revenues for distributable earnings and its sixth quarter in a row of record pre-tax distributable earnings.

•	BGC anticipates its effective tax rate for distributable earnings to remain approximately 15 percent.[13]

[12]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues,” “market data,” and “software solutions,” but exclude Trayport’s revenues and salespeople. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.
[13]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the fourth quarter of 2015, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $3.0 million while the post-tax interest expense is expected to be $2.6 million, and the associated weighted-average share count is expected to be 16.3 million, all based on distributable earnings.

With respect to BGC’s consolidated results, approximately 33 percent of GFI’s post-tax distributable earnings are expected to be attributable to non-controlling interest in subsidiaries, while the remaining approximately 67 percent are expected to be attributable to BGC’s fully diluted shareholders.

BGC intends to update its consolidated fourth quarter guidance before the end of December, 2015.

Differences between Consolidated Results for Distributable Earnings and GAAP

In the third quarter of 2015, distributable earnings revenues in Financial Services included $14.3 million related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging. Under GAAP, there was no such impact on revenue, although a gain of $57.4 million with respect to the Nasdaq earn-out and associated mark-to-market movements and/or hedging was recognized for the same period as part of “other income (loss), net.” In the third quarter of 2014, distributable earnings revenues included $11.5 million related to the Nasdaq earn-out and/or associated hedging transactions and mark-to-market movements. Under GAAP, there was no such impact on revenue, although a gain of $45.9 million with respect to the Nasdaq earn-out and related to mark-to-market movements and/or hedging was recognized for the same period as part of “other income (loss), net.”

In the third quarter of 2015, a non-cash gain of $1.0 million related to BGC’s investments under the equity method were also included as part of “other income (loss), net” for corporate items under GAAP but were excluded for distributable earnings in the third quarter of 2015. A year earlier, the corresponding figure was a loss of $2.6 million.

In the third quarter of 2015, $5.1 million in other gains with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP “other income (loss), net,” but excluded for distributable earnings purposes. These related mainly to a gain on sale for certain marketable securities. A year earlier, distributable earnings revenues excluded $0.4 million of GAAP “other revenues” with respect to acquisitions, dispositions, and resolutions of litigation.

Third quarter 2015 and third quarter 2014 Real Estate Services brokerage revenues for distributable earnings include the collection of $1.2 million and $2.5 million of cash, respectively, which represents the acquisition date fair value of certain receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting. Third quarter 2015 and third quarter 2014 compensation expenses for distributable earnings were $0.8 million and $1.5 million higher, respectively, than those under GAAP due to charges associated with these Real Estate Services receivables.

The difference between third quarter 2015 compensation expenses as calculated for GAAP and distributable earnings included $50.7 million in non-cash, non-dilutive charges related to the allocation of net income and grants of exchangeability to units. A year earlier, these charges totaled $52.5 million.

The difference between non-compensation expenses in the third quarter of 2015 as calculated for GAAP and distributable earnings was due to $2.8 million in gains with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, non-economic items. The difference between non-compensation expenses for distributable earnings and under GAAP in the third quarter of 2014 was due to $14.2 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, non-economic items.

For the third quarter of 2014, distributable earnings per share calculations included 40.2 million weighted-average shares related to BGC’s Convertible Senior Notes but excluded the associated interest expense, net of tax, of $5.3 million.

Conference Call and Investor Presentation

BGC and GFI will host a conference call today, October 28, 2015, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://www.bgcpartners.com/category/bgc-releases/(PDF only)

WHO:	BGC Partners, Inc. (NASDAQ: BGCP) and GFI Group Inc. (OTC: GFIG)
WHAT:	Third Quarter 2015 financial results conference call
WHEN:	Wednesday, October 28, 2015 at 10:00 a.m. ET
WHERE:	The “Investor Relations” section at http://www.bgcpartners.com
HOW:	A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at the “Investor Relations” section of http://www.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date – Start Time:	10/28/2015 10:00 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	40912983

REPLAY:

Available From – To:	10/28/2015 12:30 p.m. ET – 11/04/2015 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	40912983#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for units granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to limited partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gain related to the Nasdaq transaction. Management believes that excluding these gains and charges best reflects the ongoing operating performance of BGC. However, because Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Going forward, the share count for distributable earnings will exclude shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions, such as those related to the GFI back-end merger.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, and to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its peers, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through its FENICS, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through the Company’s Newmark Grubb Knight Frank brand, which provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, FENICS, FENICS.COM, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Discussion of Forward-Looking Statements About BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-

looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$424,390	$648,277
Cash segregated under regulatory requirements	5,309	12,144
Securities owned	34,503	32,508
Securities borrowed	—	62,736
Marketable securities	109,740	144,719
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,192,724	640,761
Accrued commissions receivable, net	360,735	292,050
Loans, forgivable loans and other receivables from employees and partners, net	169,646	130,775
Fixed assets, net	150,679	112,020
Investments	34,463	17,392
Goodwill	953,923	392,570
Other intangible assets, net	320,400	27,980
Receivables from related parties	13,431	8,864
Other assets	347,903	228,331

Total assets	$4,117,846	$2,751,127

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$75,000	$—
Accrued compensation	307,464	231,679
Securities sold, not yet purchased	31	—
Securities loaned	54,731	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,074,232	646,169
Payables to related parties	32,741	23,326
Accounts payable, accrued and other liabilities	696,085	501,830
Notes payable and collateralized borrowings	841,042	556,700
Notes payable to related parties	—	150,000

Total liabilities	3,081,326	2,109,704
Redeemable partnership interest	61,726	59,501
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 252,217 and 220,217 shares issued at September 30, 2015 and December 31, 2014, respectively; and 216,049 and 185,108 shares outstanding at September 30, 2015 and December 31, 2014, respectively	2,522	2,202
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at September 30, 2015 and December 31, 2014, convertible into Class A common stock	348	348
Additional paid-in capital	1,006,386	817,158
Contingent Class A common stock	55,484	47,383
Treasury stock, at cost: 36,168 and 35,109 shares of Class A common stock at September 30, 2015 and December 31, 2014, respectively	(207,796)	(200,958)
Retained deficit	(303,234)	(268,920)
Accumulated other comprehensive income (loss)	(25,942)	4,303

Total stockholders’ equity	527,768	401,516
Noncontrolling interest in subsidiaries	447,026	180,406

Total equity	974,794	581,922

Total liabilities, redeemable partnership interest and equity	$4,117,846	$2,751,127

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Commissions	$521,264	$331,466	$1,424,357	$926,730
Principal transactions	73,841	51,327	238,958	203,585

Total brokerage revenues	595,105	382,793	1,663,315	1,130,315
Real estate management services	48,867	40,452	135,997	119,298
Fees from related parties	6,609	6,749	19,310	21,748
Market data and software solutions	29,124	2,369	68,344	6,899
Interest income	1,387	1,642	6,253	5,639
Other revenues	4,203	2,211	8,774	14,308

Total revenues	685,295	436,216	1,901,993	1,298,207
Expenses:
Compensation and employee benefits	437,116	270,642	1,216,105	810,259
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	50,667	52,516	113,921	106,241

Total compensation and employee benefits	487,783	323,158	1,330,026	916,500
Occupancy and equipment	51,300	35,575	157,373	112,197
Fees to related parties	4,876	2,681	13,564	6,621
Professional and consulting fees	14,017	10,565	51,400	31,810
Communications	31,503	20,087	88,550	61,857
Selling and promotion	23,370	16,730	70,609	53,010
Commissions and floor brokerage	8,865	4,806	25,616	14,587
Interest expense	16,944	9,197	51,285	27,762
Other expenses	26,802	26,732	75,022	56,898

Total non-compensation expenses	177,677	126,373	533,419	364,742

Total expenses	665,460	449,531	1,863,445	1,281,242
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	679	—
Gains (losses) on equity method investments	1,042	(2,640)	2,678	(6,203)
Other income (loss)	62,445	45,892	94,976	45,336

Total other income (losses), net	63,487	43,252	98,333	39,133

Income from operations before income taxes	83,322	29,937	136,881	56,098
Provision for income taxes	28,737	18,808	41,055	23,152

Consolidated net income	$54,585	$11,129	$95,826	$32,946

Less: Net income attributable to noncontrolling interest in subsidiaries	16,214	3,918	34,053	10,126

Net income available to common stockholders	$38,371	$7,211	$61,773	$22,820

Per share data:
Basic earnings per share
Net income available to common stockholders	$38,371	$7,211	$61,773	$22,820

Basic earnings per share	$0.15	$0.03	$0.26	$0.10

Basic weighted-average shares of common stock outstanding	252,354	220,388	239,856	220,588

Fully diluted earnings per share
Net income for fully diluted shares	$58,538	$10,749	$93,119	$33,412

Fully diluted earnings per share	$0.15	$0.03	$0.25	$0.10

Fully diluted weighted-average shares of common stock outstanding	394,026	331,209	370,147	326,610

Dividends declared per share of common stock	$0.14	$0.12	$0.40	$0.36

Dividends declared and paid per share of common stock	$0.14	$0.12	$0.40	$0.36

BGC PARTNERS, INC.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q3 2015	Q3 2014
Revenues:
Brokerage revenues:
Rates	$113,319	$93,538
Foreign exchange	83,706	56,233
Credit	68,055	53,545
Energy and commodities	54,827	13,795
Equities and other asset classes	50,430	29,634
Leasing and other services (a)	144,897	109,926
Real estate capital markets	81,088	28,577

Total brokerage revenues	596,322	385,248
Market data and software solutions	29,124	2,369
Real estate management services	48,867	40,452
Fees from related parties, interest and other revenues (b)	26,541	21,696

Total revenues	700,854	449,765

Expenses:
Compensation and employee benefits (c)	437,930	271,830
Other expenses (d)	174,852	112,165

Total expenses	612,782	383,995

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$88,072	$65,770

Noncontrolling interest in subsidiaries (e)	1,997	(73)
Provision for income taxes	13,211	9,866

Post-tax distributable earnings to fully diluted shareholders	$72,864	$55,978

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.23	$0.19

Fully diluted post-tax distributable earnings per share (f)	$0.19	$0.17

Fully diluted weighted-average shares of common stock outstanding	394,026	371,360
Total revenues	$700,854	$449,765
Total compensation expense	$437,930	$271,830
Compensation expense as a percent of revenues	62.5%	60.4%
Non-compensation expense as a percent of revenues	24.9%	24.9%
Pre-tax distributable earnings margins (on distributable earnings revenues)	12.6%	14.6%
Post-tax distributable earnings margins (on distributable earnings revenues)	10.4%	12.4%
Effective tax rate	15.0%	15.0%

Notes and Assumptions

(a)	Leasing and other services brokerage revenue includes $1.2 million and $2.5 million in Q3 2015 and Q3 2014, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q3 2015 and Q3 2014 includes $14.3 million and $11.5 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the Nasdaq transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with leasing and other services brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and/or resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), GFI Group Inc., and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2015 and 2014 include 16.3 million and 40.2 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2015	Q3 2014
GAAP Revenue	$685,295	$436,216
Plus: Other Income (losses), net	63,487	43,252

Adjusted GAAP	748,782	479,468
Adjustments:
Nasdaq Earn-out Revenue (1)	(43,025)	(34,419)
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other	(5,078)	(380)
Non-cash (gains) losses related to equity investments	(1,042)	2,640
Real Estate purchased revenue	1,217	2,456

Distributable Earnings Revenue	$700,854	$449,765

(1)	Q3 2015 and Q3 2014 income/revenues related to the Nasdaq earn-out shares were $57.4 million and $45.9 million for GAAP and $14.3 million and $11.5 million for distributable earnings, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q3 2015	Q3 2014
GAAP income before income taxes	$83,322	$29,937
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(1,042)	2,640
Real Estate purchased revenue, net of compensation and other expenses (a)	1,753	1,532
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	50,667	52,516
Nasdaq earn-out revenue (b)	(43,025)	(34,419)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive, non-economic items	(3,603)	13,564

Total pre-tax adjustments	4,750	35,833
Pre-tax distributable earnings	$88,072	$65,770

GAAP net income available to common stockholders	$38,371	$7,211
Allocation of net income to noncontrolling interest in subsidiaries	14,217	3,991
Total pre-tax adjustments (from above)	4,750	35,833
Income tax adjustment to reflect effective tax rate	15,526	8,942

Post-tax distributable earnings	$72,864	$55,978

Pre-tax distributable earnings per share (c)	$0.23	$0.19

Post-tax distributable earnings per share (c)	$0.19	$0.17

Fully diluted weighted-average shares of common stock outstanding	394,026	371,360

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the third quarter of 2015 and 2014 includes $(43.0) million and $(34.4) million, respectively, of adjustments associated with the Nasdaq transaction. For Q3 2015 and Q3 2014 the income/revenues related to the Nasdaq earn-outs were $57.4 million and $45.9 million for GAAP and $14.3 million and $11.5 million for distributable earnings, respectively.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2015 and 2014 include 16.3 million and 40.2 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Segment Disclosure - Q3 2015 vs Q3 2014

($ in thousands)

(unaudited)

Q3 2015	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$417,698	$275,197	$7,959	$700,854	$(15,559)	$685,295
Total expenses	344,869	232,666	35,247	612,782	52,678	665,460
Total other income (losses), net (1)	—	—	—	—	63,487	63,487

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$72,829	$42,531	$(27,288)	$88,072	$(4,750)	$83,322

Pre-tax margin	17.4%	15.5%	NMF	12.6%

Q3 2014	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$261,283	$179,107	$9,375	$449,765	$(13,549)	$436,216
Total expenses	206,170	155,238	22,587	383,995	65,536	449,531
Total other income (losses), net (4)	—	—	—	—	43,252	43,252

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$55,113	$23,869	$(13,212)	$65,770	$(35,833)	$29,937

Pre-tax margin	21.1%	13.3%	NMF	14.6%

(1)	For the three months ended September 30, 2015, total other income (losses), net is comprised of the Financial Services Nasdaq earnout shares and the related mark-to-market movements and/or hedging of $57.4 million, Corporate gains on equity method investments of $1.0 million, and $5.1 million of Corporate other income.
(2)	For the three months ended September 30, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $14.3 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the three months ended September 30, 2015, the Real Estate Services segment income (loss) from operations before income taxes includes $0.4 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	For the three months ended September 30, 2014, total other income (losses), net is comprised of the Financial Services Nasdaq earnout shares and the related mark-to-market movements and/or hedging of $45.9 million, partially offset by the Corporate losses on equity method investments of $2.6 million.
(5)	For the three months ended September 30, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $11.5 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended September 30, 2014, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $1.0 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q3 2015	Q3 2014
GAAP Income from continuing operations before income taxes	$83,322	$29,937
Add back:
Employee loan amortization	11,100	7,133
Interest expense	16,944	9,197
Fixed asset depreciation and intangible asset amortization	22,145	11,163
Impairment of fixed assets	1,121	376
Exchangeability charges (1)	34,402	47,293
(Gains) losses on equity investments	(1,042)	2,640

Adjusted EBITDA	$167,992	$107,739

Pre-Tax distributable earnings	$88,072	$65,770

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC PARTNERS, INC. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	3Q14	2Q15	3Q15	Q3’15 vs. Q3’14	Q3’15 vs. Q2’15
Notional Volume (in $US billions)
Fully Electronic Rates*	777	1,290	1,169	50.6%	(9.3%)
Fully Electronic FX**	2,803	3,801	2,982	6.4%	(21.5%)
Fully Electronic Credit**	339	795	496	46.3%	(37.6%)
Fully Electronic Equities & Other**	0	0	11	2931.4%	6032.3%

Total Fully Electronic Volume	3,919	5,886	4,659	18.9%	(20.8%)
HYBRID***
Total Hybrid Volume	36,822	39,914	47,703	29.5%	19.5%

Total Hybrid & Fully Electronic Volume	40,742	45,800	52,362	28.5%	14.3%

Transaction Count
Fully Electronic Rates*	61,843	87,574	83,051	34.3%	(5.2%)
Fully Electronic FX**	2,415,341	3,445,544	2,778,833	15.0%	(19.3%)
Fully Electronic Credit**	24,329	56,807	52,097	114.1%	(8.3%)
Fully Electronic Equities & Other**	103	43	325	215.5%	655.8%

Total Fully Electronic Transactions	2,501,616	3,589,968	2,914,306	16.5%	(18.8%)
HYBRID
Total Hybrid Transactions	650,458	901,021	884,942	36.0%	(1.8%)

Total Hybrid and Fully Electronic Transactions	3,152,074	4,490,989	3,799,248	20.5%	(15.4%)

Trading Days	64	63	64

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by brokers of the Company, exclusive of voice-only transactions.

BGC and GFI Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

BGC and GFI Investor Contacts:

Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987